UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2015

TRANSATLANTIC PETROLEUM LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

16803 Dallas Parkway Dallas, Texas	75001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Items 2.03 and 3.02 is hereby incorporated by reference into this Item 1.01.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

On December 30, 2015, TransAtlantic Petroleum Ltd. (the “Company”) entered into a $5.0 million draw down convertible promissory note (the “Note”) with ANBE Holdings, L.P. (the “Holder”), an entity owned by the children of the Company’s chairman and chief executive officer, N. Malone Mitchell, 3rd, and controlled by an entity managed by Mr. Mitchell and his wife. The Note bears interest at a rate of 13.0% per annum and matures on June 30, 2016.

On December 30, 2015, the Company borrowed $3.6 million under the Note (the “Initial Advance”). The Initial Advance will be used for general corporate purposes. The Company can request subsequent advances (each, a “Subsequent Advance”) under the Note prior to June 15, 2016. Each Subsequent Advance must be in a multiple of $500,000, or if the amount remaining for advance under the Note is less than $500,000, such lesser amount.

Advances under the Note may be converted, at the election of the Holder, any time after the NYSE MKT approves the Company’s application to list the additional common shares issuable pursuant to the conversion feature of the Note and prior to the maturity of the Note.  The conversion price per common share for each advance is equal to 105% of the closing price of the Company’s common shares on the NYSE MKT on the trading date immediately prior to such advance.  The conversion price of the Initial Advance is $1.3755 per share.

The Notes are senior unsecured obligations of the Company and are structurally subordinated to all indebtedness of the Company’s subsidiaries.

Each of the following is an “Event of Default” under the Note:

a)	the Company fails to pay when due any principal of, or interest upon, the Note;

b)

the Note ceases to be a legal, valid, binding agreement enforceable against any party executing the same in accordance with the respective terms thereof or is in any way terminated declared ineffective or inoperative or in any way whatsoever ceases to give or provide the respective rights, interests, remedies, powers or privileges intended to be created thereby;

c)

the Company (i) applies for or consents to the appointment of a receiver, trustee, inventor, custodian or liquidator of Company or of all or a substantial part of its  assets, as applicable, (ii) is adjudicated as bankrupt or insolvent or files a voluntary petition for bankruptcy or admits in writing that it is unable to pay its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) files a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, or (v) files an answer admitting the material allegations of, or consents to, or defaults in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or takes corporate action for the purpose of effecting any of the foregoing; or

d)	an order, judgment or decree is entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of the Company or appointing a receiver, trustee, inventor or liquidator of any such person, or of all or substantially all of its assets, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days.

The foregoing description of the Note is qualified in its entirety by reference to the Note, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities.

The information set forth in Item 2.03 is hereby incorporated by reference into this Item 3.02.

The issuance of the Note was made pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended (“Regulation D”), for sales to “accredited investors” (as such term is defined in Rule 501 of Regulation D).  The Holder has represented to the Company that it is an “accredited investor.” The Note also contained appropriate transfer restriction legends.

Item 7.01.  Regulation FD.

The Company has entered into non-binding memorandums of understanding with two separate third parties (the “Memorandums of Understanding”) concerning the Company’s Albanian assets and operations (the “Proposed Transactions”). The Proposed Transactions provide for (i) cash consideration to be paid to the Company, (ii) the assumption of all Albanian liabilities, and (iii) for the Company to retain a minority interest in the Albanian assets and operations.

The Memorandums of Understanding are non-binding and do not create any legally binding obligations regarding the consummation of the Proposed Transactions. The Proposed Transactions are contingent on the negotiation and execution of definitive agreements by the parties and other customary conditions, including the approval of the Albanian Government. The Company cannot provide any assurance that the definitive agreements will be entered into or that the Proposed Transactions will be completed on the timetable or on the terms contained in the Memorandums of Understanding or at all.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Convertible Promissory Note, by and between TransAtlantic Petroleum Ltd. and ANBE Holdings, LP, dated December 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 6, 2016

TRANSATLANTIC PETROLEUM LTD.

		By:	/s/ Chad Burkhardt
Chad Burkhardt
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Convertible Promissory Note, by and between TransAtlantic Petroleum Ltd. and ANBE Holdings, LP, dated December 30, 2015.